Exhibit 99.2

Supplemental Information Package
and Non-GAAP Reconciliations
Third Quarter • September 30, 2026
As amended November 4, 2026
    The pathway to possible.
    CrownCastle.com

Crown Castle Inc.
Third Quarter 2026

Crown Castle Inc.
Third Quarter 2026

Explanatory Note
This supplemental information package ("Supplement") has been amended solely to reclassify $157 million paid during the third quarter of 2026. In the condensed consolidated balance sheet, the amount has been reclassified from "Other intangible assets, net," with $90 million reclassified to "Operating lease right-of-use assets" and $67 million reclassified to "Other assets, net." The related cash outflow has also been reclassified from investing activities to operating activities in the condensed consolidated statement of cash flows. The reclassification has no effect on total assets or the condensed consolidated statement of operations. The reclassification also results in corresponding changes to Consolidated Return on Invested Capital and Cash Yield on Invested Capital. Except for these classification changes, the resulting changes to the applicable subtotals in the condensed consolidated statement of cash flows, and the corresponding changes to these two invested-capital measures, no other information presented in this supplemental information package has changed.
Cautionary Language Regarding Forward-Looking Statements
This Supplement contains forward-looking statements and information that are based on our management's current expectations as of the date of this Supplement. Statements that are not historical facts are hereby identified as forward-looking statements. Words such as "Outlook," "guide," "forecast," "estimate," "anticipate," "project," "plan," "intend," "believe," "expect," "likely," "predicted," "positioned," and any variations of these words and similar expressions are intended to identify such forward looking statements. Such statements include plans, projections and estimates regarding (1) demand for data and our towers, (2) cash flow growth, (3) our Outlook for full year 2026, (4) our business model, strategy and strategic position, and the value thereof, (5) revenues from tenant contracts, (6) expenses from existing ground leases, (7) growth of the U.S. market for towers ownership, (8) the impact of Sprint Cancellations and DISH Terminations to our operating and financial results and (9) proceeds from the sale of the Company's Fiber Business (as defined below).
Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including, but not limited to, prevailing market conditions. Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. Crown Castle assumes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. More information about potential risk factors which could affect our results is included in our filings with the Securities and Exchange Commission ("SEC"). Our filings with the SEC are available through the SEC website at www.sec.gov or through our investor relations website at investor.crowncastle.com. We use our investor relations website to disclose information about us that may be deemed to be material. We encourage investors, the media and others interested in us to visit our investor relations website from time to time to review up-to-date information or to sign up for e-mail alerts to be notified when new or updated information is posted on the site.
This Supplement contains certain figures, projections and calculations based in part on management's underlying assumptions. Management believes these assumptions are reasonable; however, other reasonable assumptions could provide differing outputs.
The components of forward looking financial information presented herein may not sum due to rounding. In addition, the sum of quarterly historical information presented herein may not agree to year to date historical information provided herein due to rounding. Throughout this document, percentage calculations, which are based on non-rounded dollar values, may not be able to be recalculated using the dollar values included in this document due to the rounding of those dollar values.
Definitions and reconciliations of non-GAAP financial measures, information regarding segment measures and other information are provided in the Appendix to this Supplement.
As used herein, the term "including" and any variation thereof, means "including without limitation." The use of the word "or" herein is not exclusive.

Crown Castle Inc.
Third Quarter 2026

COMPANY OVERVIEW	OUTLOOK	FINANCIAL HIGHLIGHTS	CAPITALIZATION OVERVIEW	APPENDIX

COMPANY PROFILE
Crown Castle Inc. (to which the terms "Crown Castle," "CCI," "we," "our," "the Company" or "us" as used herein refer) owns, operates and leases approximately 40,000 towers and other structures, such as rooftops (collectively, "towers") that are geographically dispersed throughout the U.S. We refer to our customers on our towers as "tenants." We provide access, including space or capacity, to our towers via long-term contracts in various forms, including lease, license, sublease and service agreements (collectively, "tenant contracts").
Our towers have a significant presence in each of the top 100 basic trading areas, including most U.S. markets. We seek to increase our site rental revenues by adding more tenants to our existing towers, which we expect to result in significant incremental cash flows due to our low incremental operating costs.
On May 1, 2026, the Company completed the sale of its small cells and fiber solutions businesses, together with certain supporting assets and personnel ("Fiber Business"). We received aggregate net cash proceeds of $8.4 billion, representing the gross contractual purchase price of $8.5 billion less the net impact of preliminary purchase price adjustments of $124 million, which are subject to a post-closing settlement process.
The results and net assets of the Fiber Business are presented within the financial statements as discontinued operations through April 30, 2026. Following the classification of the Fiber Business as discontinued operations, the Company has one reportable segment that constitutes consolidated results consisting of its towers operations. Unless otherwise noted and other than net income (loss) and net income (loss) per share, all activities and amounts reported below relate to the continuing operations of the Company and exclude activities and amounts related to discontinued operations.
We operate as a Real Estate Investment Trust ("REIT") for U.S. federal income tax purposes.

STRATEGY
As a leading provider of towers in the U.S., our strategy is to create long-term stockholder value via a combination of (1) growing cash flows generated from our existing portfolio of towers, (2) returning a meaningful portion of our cash generated by operating activities to our common stockholders in the form of dividends and share repurchases and (3) investing capital efficiently to grow cash flows. Our strategy is based, in part, on our belief that the U.S. is the most attractive market in the world for towers. We measure our efforts to create "long-term stockholder value" by the combined payments of dividends to stockholders and growth in our per-share results. The key elements of our strategy are to:
•Grow cash flows from our existing towers. We are focused on maximizing the recurring site rental cash flows generated from providing our tenants with long-term access to our towers, which we believe is the core driver of value for our stockholders. Tenant additions or modifications of existing tenant equipment (collectively, "tenant additions") enable our tenants to expand coverage and capacity in order to meet increasing demand for data while generating high incremental returns for our business. We believe our towers provide an efficient and cost-effective solution for our wireless tenants' growing networks that provides an opportunity to generate cash flows and increase stockholder return.
•Return cash generated by operating activities to stockholders in the form of dividends and share repurchases. We believe that distributing a meaningful portion of our cash generated by operating activities appropriately provides stockholders with increased certainty for a portion of expected long-term stockholder value while still allowing us to retain sufficient flexibility to invest in our business and deliver growth. We believe this decision reflects the translation of the high-quality, long-term contractual cash flows of our business into stable capital returns to stockholders.
•Invest capital efficiently to grow cash flows. In addition to adding tenants to our existing towers, we seek to invest our available capital, including the net cash generated by our operating activities and external financing sources, in a manner that will increase long-term stockholder value. These investments include acquisition of land interests, making improvements and structural enhancements to our existing towers, and constructing and acquiring new towers that we expect will generate future cash flow growth and attractive long-term returns by adding tenants to those assets over time.
Our strategy to create long-term stockholder value is based on our belief that there will be considerable future demand for our towers based on the location of our assets and the rapid and continuing growth in the demand for data. We believe that such demand for our towers will continue, will result in growth of our cash flows due to tenant additions on our existing towers, and will create other growth opportunities for us, such as demand for newly constructed or acquired towers, as described above. Further, we seek to augment the long-term value creation associated with growing our recurring site rental cash flows by offering certain ancillary site development services.

Crown Castle Inc.
Third Quarter 2026

COMPANY OVERVIEW	OUTLOOK	FINANCIAL HIGHLIGHTS	CAPITALIZATION OVERVIEW	APPENDIX

GENERAL COMPANY INFORMATION
Principal executive offices	8020 Katy Freeway, Houston, TX 77024
Common shares trading symbol	CCI
Stock exchange listing	New York Stock Exchange
Fiscal year ending date	December 31
Fitch - Long-term Issuer Default Rating	BBB
Moody’s - Long-term Corporate Family Rating	Baa3
Standard & Poor’s - Long-term Local Issuer Credit Rating	BBB
Note: These credit ratings may not reflect the potential risks relating to the structure or trading of the Company’s securities and are provided solely for informational purposes. Credit ratings are not recommendations to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. The Company does not undertake any obligation to maintain the ratings or to advise of any change in the ratings. Each agency’s rating should be evaluated independently of any other agency’s rating. An explanation of the significances of the ratings can be obtained from each of the ratings agencies.

TOWER ASSET PORTFOLIO FOOTPRINT

HISTORICAL COMMON STOCK DATA
	Three Months Ended
(in millions, except per share amounts)	9/30/25	12/31/25	3/31/26	6/30/26	9/30/26
High price(a)	$108.97	$95.69	$88.56	$92.64	$79.68
Low price(a)	$85.71	$80.95	$73.96	$74.30	$66.13
Period end closing price(b)	$91.76	$85.52	$79.22	$74.64	$66.65
Dividends paid per common share	$1.06	$1.06	$1.06	$1.06	$1.06
Volume weighted average price for the period(a)	$95.09	$87.57	$82.69	$85.45	$74.17
Common shares outstanding, at period end	435	435	436	426	426
Market value of outstanding common shares, at period end(c)	$39,960	$37,243	$34,569	$31,780	$28,358
(a)Based on the sales price, adjusted for common stock dividends, as reported by Bloomberg.
(b)Based on the period end closing price, adjusted for common stock dividends, as reported by Bloomberg.
(c)Calculated as the product of (1) common shares outstanding, at period end and (2) period end closing price, adjusted for common stock dividends, as reported by Bloomberg.

Crown Castle Inc.
Third Quarter 2026

COMPANY OVERVIEW	OUTLOOK	FINANCIAL HIGHLIGHTS	CAPITALIZATION OVERVIEW	APPENDIX

EXECUTIVE MANAGEMENT TEAM
Name	Position	Age	Years with Company
Christian H. Hillabrant	President and Chief Executive Officer	61	1
Sunit Patel	Executive Vice President and Chief Financial Officer	64	1
Edward B. Adams, Jr.	Executive Vice President and General Counsel	57	10
Timothy Grace	Executive Vice President and Chief Human Resources Officer	62	<1
Kristoffer L. Hinson	Executive Vice President and Chief Commercial Officer	43	3
Mark Lennon	Senior Vice President and Chief Information Officer	54	<1

BOARD OF DIRECTORS
Name	Position	Committees	Age	Years as Director
P. Robert Bartolo	Chair	Nominating and Governance, Finance	54	12
Andrea J. Goldsmith	Director	Compensation and Human Capital	62	8
Christian H. Hillabrant	Director		61	1
Tammy K. Jones	Director	Audit, Nominating and Governance, Finance	61	5
Kevin T. Kabat	Director	Compensation and Human Capital, Nominating and Governance	69	3
Anthony J. Melone	Director	Audit, Nominating and Governance	66	11
Katherine Motlagh	Director	Audit, Compensation and Human Capital, Finance	52	1
Kevin A. Stephens	Director	Audit, Compensation and Human Capital	65	5
Matthew Thornton III	Director	Audit, Compensation and Human Capital, Nominating and Governance	68	5

RESEARCH COVERAGE
Equity Research
Bank of America Michael Funk (646) 855-5664	Barclays Brendan Lynch (212) 526-9428	Bernstein Madison Rezaei (917) 344-8622
BMO Capital Markets Ari Klein (212) 885-4103	Citigroup Michael Rollins (212) 816-1116	Goldman Sachs Michael Ng (212) 902-8618
Green Street David Guarino (949) 640-8780	HSBC Luigi Minerva (207) 991-6928	Jefferies Jonathan Petersen (212) 284-1705
JMP Securities Greg Miller (212) 699-2917	JPMorgan Richard Choe (212) 622-6708	KeyBanc Brandon Nispel (503) 821-3871
MoffettNathanson Nick Del Deo (212) 519-0025	Morgan Stanley Cameron McVeigh (212) 761-4209	New Street Research David Barden (212) 921-9876
Raymond James Ric Prentiss (727) 567-2567	RBC Capital Markets Jonathan Atkin (415) 633-8589	Scotiabank Maher Yaghi (437) 995-5548
TD Cowen Michael Elias (646) 562-1358	Truist Securities Matthew Niknam (212) 326-6151	UBS Batya Levi (212) 713-8824
Wells Fargo Eric Luebchow (312) 630-2386	Wolfe Research Andrew Rosivach (646) 582-9350
Rating Agencies
Fitch Jeff Danforth (312) 368-5447	Moody’s Dilara Sukhov (212) 553-1438	Standard & Poor’s Allyn Arden (212) 438-7832

Crown Castle Inc.
Third Quarter 2026

COMPANY OVERVIEW	OUTLOOK	FINANCIAL HIGHLIGHTS	CAPITALIZATION OVERVIEW	APPENDIX

OUTLOOK
(in millions, except per share amounts)	Full Year 2026 Outlook(a)
Site rental billings(b)	$3,805	to	$3,835
Amortization of prepaid rent	65	to	95
Straight-lined revenues	(55)	to	(25)
Other revenues	15	to	15
Site rental revenues	3,853	to	3,898
Site rental costs of operations(c)	963	to	1,008
Services and other gross margin	70	to	100
Net income (loss)(d)	755	to	1,035
Net income (loss) per share—diluted(d)	1.76	to	2.41
Adjusted EBITDA(b)	2,690	to	2,740
Depreciation, amortization and accretion	627	to	722
Interest expense and amortization of deferred financing costs, net(e)	787	to	832
Income (loss) from discontinued operations, net of tax(f)	(360)	to	(80)
FFO(b)	1,755	to	1,785
AFFO(b)	1,955	to	2,005
AFFO per share(b)	4.54	to	4.66
Discretionary capital expenditures(b)	190	to	290
(a)As issued on October 21, 2026.
(b)See "Non-GAAP Measures and Other Information" for further information and reconciliation of non-GAAP financial measures to net income (loss), including on a per share basis, and for our definitions of site rental billings and discretionary capital expenditures.
(c)Exclusive of depreciation, amortization and accretion.
(d)Includes contribution from discontinued operations through April 30, 2026.
(e)See our reconciliation of "Outlook for Components of Interest Expense" for a discussion of non-cash interest expense.
(f)Represents expected results from the Fiber Business, including the estimated loss on disposal, through April 30, 2026.

Crown Castle Inc.
Third Quarter 2026

COMPANY OVERVIEW	OUTLOOK	FINANCIAL HIGHLIGHTS	CAPITALIZATION OVERVIEW	APPENDIX

OUTLOOK FOR COMPONENTS OF CHANGES IN SITE RENTAL REVENUES
(dollars in millions; totals may not sum due to rounding)	Full Year 2026 Outlook(a)
Components of changes in site rental revenues:
Prior year site rental billings excluding site rental billings to DISH(b)	$3,701
Prior year site rental billings to DISH(b)	222
Prior year site rental billings(b)	$3,923

Core leasing activity(b)	60	to	70
Escalators	95	to	105
Non-renewals(b)	(35)	to	(25)
Other billings(b)	—
Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations and DISH Terminations(b)	120	to	150
Non-renewals associated with Sprint Cancellations(b)	(20)	to	(20)
Non-renewals associated with DISH Terminations(b)	(220)	to	(220)
Organic Contribution to Site Rental Billings(b)	(120)	to	(90)
Straight-lined revenues	(55)	to	(25)
Amortization of prepaid rent	65	to	95
Other revenues	15	to	15
Acquisitions(c)	—
Total site rental revenues	$3,853	to	$3,898

Year-over-year changes in revenues:(d)
Site rental revenues as a percentage of prior year site rental revenues	(4.3)%
Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations and DISH Terminations as a percentage of prior year site rental billings excluding site rental billings to DISH(b)	3.6%
Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations and DISH Terminations as a percentage of prior year site rental billings(b)	3.4%
Organic Contribution to Site Rental Billings as a percentage of prior year site rental billings(b)	(2.7)%

OUTLOOK FOR COMPONENTS OF INTEREST EXPENSE
(in millions)	Full Year 2026 Outlook(e)
Interest expense on debt obligations	$770	to	$810
Amortization of deferred financing costs and adjustments on long-term debt	25	to	35
Capitalized interest	(15)	to	(5)
Interest expense and amortization of deferred financing costs, net	$787	to	$832
(a)As issued on October 21, 2026.
(b)See our definitions of site rental billings, core leasing activity, non-renewals, other billings, Sprint Cancellations, DISH Terminations, Organic Contribution to Site Rental Billings and Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations and DISH Terminations in "Non-GAAP Measures and Other Information."
(c)Represents the contribution from recent acquisitions. The financial impact of recent acquisitions is excluded from Organic Contribution to Site Rental Billings, including as Adjusted for Impact of Sprint Cancellations and DISH Terminations, until the one-year anniversary of such acquisitions.
(d)Calculated based on midpoint of full year 2026 Outlook, where applicable.
(e)As issued on October 21, 2026, and unchanged from previous full year 2026 Outlook issued on July 22, 2026.

Crown Castle Inc.
Third Quarter 2026

COMPANY OVERVIEW	OUTLOOK	FINANCIAL HIGHLIGHTS	CAPITALIZATION OVERVIEW	APPENDIX

SUMMARY FINANCIAL HIGHLIGHTS(a)
	2025				2026
(in millions, except per share amounts; totals may not sum due to rounding)	Q1	Q2	Q3	Q4	Q1	Q2	Q3
Net revenues:
Site rental
Site rental billings(b)	$964	$961	$996	$1,002	$940	$945	$965
Amortization of prepaid rent	25	23	23	28	21	21	20
Straight-lined revenues	19	20	(11)	(15)	(3)	(3)	(25)
Other revenues	4	4	4	4	4	4	5
Total site rental	1,011	1,008	1,012	1,019	961	967	966
Services and other	50	52	60	53	49	41	29
Net revenues	$1,061	$1,060	$1,072	$1,072	$1,010	$1,008	$995

Select operating expenses:
Costs of operations(c)
Site rental exclusive of straight-lined expenses	$225	$236	$235	$238	$226	$236	$235
Straight-lined expenses	15	15	15	14	14	13	13
Total site rental	240	251	250	252	240	249	248
Services and other	28	27	30	29	26	19	13
Total costs of operations	268	278	280	281	266	268	261
Selling, general and administrative	93	99	97	94	90	97	82

Net income (loss)	$(464)	$291	$323	$294	$151	$94	$283
Adjusted EBITDA(b)	722	705	718	718	675	675	673
Depreciation, amortization and accretion	177	175	167	170	172	171	180
Interest expense and amortization of deferred financing costs, net	236	243	247	246	242	208	177
FFO(b)	451	429	443	442	383	464	442
AFFO(b)	479	444	490	489	446	488	530

Weighted-average common shares outstanding— diluted	436	437	437	437	437	434	426

Net income (loss) per share—diluted	$(1.07)	$0.67	$0.74	$0.67	$0.34	$0.22	$0.67
AFFO per share(b)	$1.10	$1.02	$1.12	$1.12	$1.02	$1.13	$1.24
(a)With the exception of net income (loss) and net income (loss) per share-diluted, dollar amounts are exclusive of the Fiber Business, which is presented in discontinued operations through April 30, 2026.
(b)See "Non-GAAP Measures and Other Information" for our definition of site rental billings and for further information and reconciliation of non-GAAP financial measures to net income (loss), including on a per share basis.
(c)Exclusive of depreciation, amortization and accretion, which are shown separately.

Crown Castle Inc.
Third Quarter 2026

COMPANY OVERVIEW	OUTLOOK	FINANCIAL HIGHLIGHTS	CAPITALIZATION OVERVIEW	APPENDIX

COMPONENTS OF CHANGES IN SITE RENTAL REVENUES(a)
	2025				2026
(dollars in millions; totals may not sum due to rounding)	Q1	Q2	Q3	Q4	Q1	Q2	Q3
Components of changes in site rental revenues:
Prior year site rental billings excluding site rental billings to DISH(b)	$930	$928	$947	$957	$915	$912	$935
Prior year site rental billings to DISH(b)	36	38	48	49	49	49	61
Prior year site rental billings(b)	$966	$966	$995	$1,006	$964	$961	$996

Core leasing activity(b)	16	16	20	16	15	15	16
Escalators	24	24	24	24	25	25	25
Non-renewals(b)	(7)	(7)	(7)	(7)	(6)	(7)	(7)
Other billings(b)	3	2	2	—	(3)	5	—
Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations and DISH Terminations(b)	36	34	39	34	30	38	35
Organic Contribution to Site Rental Billings associated with DISH Terminations(b)	13	11	13	13	(49)	(49)	(61)
Non-renewals associated with Sprint Cancellations(b)	(51)	(51)	(51)	(51)	(5)	(5)	(5)
Organic Contribution to Site Rental Billings(b)	(2)	(6)	1	(4)	(24)	(16)	(31)
Straight-lined revenues	19	20	(11)	(15)	(3)	(3)	(25)
Amortization of prepaid rent	25	23	23	28	21	21	20
Other revenues	4	4	4	4	4	4	5
Total site rental revenues	$1,011	$1,008	$1,012	$1,019	$961	$967	$966

Year-over-year changes in revenues:
Site rental revenues as a percentage of prior year site rental revenues	(5.3)%	(5.3)%	(5.1)%	(4.8)%	(4.9)%	(4.1)%	(4.5)%
Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations and DISH Terminations as a percentage of prior year site rental billings excluding the prior year site rental billings to DISH(b)	3.9%	3.7%	4.1%	3.6%	3.3%	4.2%	3.8%
Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations and DISH Terminations as a percentage of prior year site rental billings(b)	3.7%	3.5%	3.9%	3.4%	3.1%	3.9%	3.5%
Organic Contribution to Site Rental Billings as a percentage of prior year site rental billings(b)	(0.2)%	(0.6)%	0.1%	(0.4)%	(2.5)%	(1.8)%	(3.1)%
(a)The financial impact of Fiber Business revenues is excluded, as these amounts are presented in discontinued operations through April 30, 2026.
(b)See our definitions of site rental billings, core leasing activity, non-renewals, other billings, Sprint Cancellations, DISH Terminations, Organic Contribution to Site Rental Billings and Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations and DISH Terminations in "Non-GAAP Measures and Other Information."

Crown Castle Inc.
Third Quarter 2026

COMPANY OVERVIEW	OUTLOOK	FINANCIAL HIGHLIGHTS	CAPITALIZATION OVERVIEW	APPENDIX

SUMMARY OF CAPITAL EXPENDITURES(a)
	2025				2026
(dollars in millions; totals may not sum due to rounding)	Q1	Q2	Q3	Q4	Q1	Q2	Q3
Discretionary capital expenditures:
Tower improvements and other capital projects	$15	$17	$20	$18	$18	$16	$18
Purchases of land interests	18	16	16	27	32	36	40
Total discretionary capital expenditures	33	33	36	45	50	52	58
Sustaining capital expenditures	7	7	6	14	7	7	8
Total capital expenditures	40	40	42	59	57	59	66
Less: Prepaid rent additions(b)	10	11	11	11	14	9	10
Capital expenditures less prepaid rent additions	$30	$29	$31	$48	$43	$50	$56

PORTFOLIO HIGHLIGHTS
(as of September 30, 2026)
Number of towers (in thousands)(c)	40
Average number of tenants per tower	2.0
Remaining contracted tenant receivables (in billions)(d)(e)	$28
Weighted average remaining tenant contract term (years)(d)(f)	5
Percent of towers in the Top 50 / 100 Basic Trading Areas	56% / 71%
Percent of ground leased / owned(g)	57% / 43%
Weighted average maturity of ground leases (years)(g)(h)	35
(a)See our definitions of discretionary capital expenditures and sustaining capital expenditures in "Non-GAAP Measures and Other Information." Excludes amounts related to the Fiber Business, which are presented in discontinued operations through April 30, 2026.
(b)Reflects up-front consideration from long-term tenant contracts (commonly referred to as prepaid rent) that are amortized and recognized as revenue over the associated estimated lease term in accordance with GAAP.
(c)Excludes third-party land interests.
(d)Excludes renewal terms at tenants' option.
(e)Includes approximately $3.5 billion of contracted receivables related to DISH. See the Company's Form 8-K filed January 12, 2026, for additional information.
(f)Weighted by site rental revenues.
(g)Weighted by site rental gross margin exclusive of straight-lined revenues, amortization of prepaid rent and straight-lined expenses.
(h)Includes all renewal terms at the Company's option.

Crown Castle Inc.
Third Quarter 2026

COMPANY OVERVIEW	OUTLOOK	FINANCIAL HIGHLIGHTS	CAPITALIZATION OVERVIEW	APPENDIX

CONSOLIDATED RETURN ON INVESTED CAPITAL(a)(b)
(as of September 30, 2026; dollars in millions)	Q3 2026 LQA	Q3 2025 LQA
Adjusted EBITDA(c)	$2,692	$2,872
Cash taxes (paid) refunded	(12)	(10)
Adjusted EBITDA less cash taxes paid	$2,680	$2,862

Historical gross investment in property and equipment(d)	$17,196	$16,927
Historical gross investment in site rental contracts and tenant relationships	4,590	4,589
Historical gross investment in goodwill	5,127	5,127
Consolidated Invested Capital(a)	$26,913	$26,643

Consolidated Return on Invested Capital(a)	10.0%	10.7%

CASH YIELD ON INVESTED CAPITAL(a)(b)
(as of September 30, 2026; dollars in millions)	Q3 2026 LQA	Q3 2025 LQA
Adjusted Site Rental Gross Margin(c)	$2,884	$3,068
Less: Amortization of prepaid rent	(81)	(92)
Add (less): Straight-lined revenues	99	45
Add: Straight-lined expenses	40	44
Numerator	$2,942	$3,065

Net investment in property and equipment(e)	$13,784	$13,611
Investment in site rental contracts and tenant relationships	4,590	4,589
Investment in goodwill(f)	5,351	5,351
Net Invested Capital(a)	$23,725	$23,551

Cash Yield on Invested Capital(a)	12.4%	13.0%
(a)See "Non-GAAP Measures and Other Information" for further information on, and our definitions of, Consolidated Return on Invested Capital, Consolidated Invested Capital, Cash Yield on Invested Capital, and Net Invested Capital.
(b)Excludes amounts related to the Fiber Business, which are presented in discontinued operations through April 30, 2026.
(c)See "Non-GAAP Measures and Other Information" for further information and reconciliation of non-GAAP financial measures to net income (loss).
(d)Historical gross investment in property and equipment excludes the impact of construction in process.
(e)Net investment in property and equipment excludes the impact of construction in process and non-productive assets (such as information technology assets and buildings) and is reduced by the amount of prepaid rent received from tenants.
(f)Investment in goodwill excludes the impact of certain assets and liabilities recorded in connection with acquisitions.

Crown Castle Inc.
Third Quarter 2026

COMPANY OVERVIEW	OUTLOOK	FINANCIAL HIGHLIGHTS	CAPITALIZATION OVERVIEW	APPENDIX

TENANT OVERVIEW(a)
(as of September 30, 2026)	Percentage of Q3 2026 LQA Site Rental Revenues	Weighted Average Current Term Remaining(b)(c)
T-Mobile	42%	6
AT&T	28%	5
Verizon	23%	5
All Others Combined	7%	4
Total / Weighted Average	100%	5

ANNUALIZED RENTAL CASH PAYMENTS AT TIME OF RENEWAL(c)(d)
	Remaining Three Months	Years Ending December 31,
(as of September 30, 2026; in millions)	2026	2027	2028	2029	2030
T-Mobile	$4	$30	$27	$41	$28
AT&T	—	13	643	188	91
Verizon	—	7	32	49	71
All Others Combined	1	41	33	32	58
Total	$5	$91	$735	$310	$248

PROJECTED REVENUES FROM TENANT CONTRACTS ASSOCIATED WITH ACTIVE LICENSES(c)(e)
	Remaining Three Months	Years Ending December 31,
(as of September 30, 2026; in millions)	2026	2027	2028	2029	2030
Components of site rental revenues:
Site rental billings(f)	$972	$3,937	$4,050	$4,165	$4,289
Amortization of prepaid rent	17	59	38	21	10
Straight-lined revenues	(9)	(98)	(175)	(169)	(256)
Other revenues	5	20	21	22	23
Site rental revenues	$985	$3,918	$3,934	$4,039	$4,066
(a)Excludes amounts related to the Fiber Business, which are presented in discontinued operations through April 30, 2026.
(b)Weighted by site rental revenues and excludes renewals at the tenants' option.
(c)Excludes amounts associated with DISH. See the Company's Form 8-K filed January 12, 2026, for additional information.
(d)Reflects lease renewals by year by tenant; dollar amounts represent annualized cash site rental revenues from assumed renewals or extensions as reflected in "Projected Revenues from Tenant Contracts Associated with Active Licenses" below.
(e)Based on tenant licenses in place and active as of September 30, 2026. All tenant licenses are assumed to renew for a new term no later than the respective current term end date, and as such, projected revenues do not reflect the impact of estimated annual churn. CPI-linked tenant contracts are assumed to escalate at 3% per annum.
(f)See "Non-GAAP Measures and Other Information" for our definition of site rental billings.

Crown Castle Inc.
Third Quarter 2026

COMPANY OVERVIEW	OUTLOOK	FINANCIAL HIGHLIGHTS	CAPITALIZATION OVERVIEW	APPENDIX

PROJECTED EXPENSES FROM EXISTING GROUND LEASES(a)
	Remaining Three Months	Years Ending December 31,
(as of September 30, 2026; in millions)	2026	2027	2028	2029	2030
Components of ground lease expenses:
Ground lease expenses exclusive of straight-lined expenses	$172	$699	$718	$738	$759
Straight-lined expenses	9	39	28	17	6
Ground lease expenses	$181	$738	$746	$755	$765

SUMMARY OF TOWER PORTFOLIO BY VINTAGE(b)
(as of September 30, 2026; dollars in thousands)	Acquired and Built 2006 and Prior	Acquired and Built 2007 to Present
Cash yield(c)	19%	10%
Number of tenants per tower(d)	2.5	1.9
Last quarter annualized average cash site rental revenue per tower(e)	$132	$82
Last quarter annualized average site rental gross cash margin per tower(f)	$113	$58
Net invested capital per tower(g)	$583	$602
Number of towers	11,151	28,525

GROUND INTEREST OVERVIEW
(as of September 30, 2026; dollars in millions)	LQA Cash Site Rental Revenues(e)	Percentage of LQA Cash Site Rental Revenues(e)	LQA Site Rental Gross Cash Margin(f)	Percentage of LQA Site Rental Gross Cash Margin(f)	Number of Towers(h)	Percentage of Towers	Weighted Average Term Remaining (by years)(i)
Less than 10 years	$429	11%	$233	8%	5,389	14%
10 to 20 years	$561	15%	$351	12%	6,108	15%
Greater than 20 years	$1,477	39%	$1,068	37%	15,928	40%
Total leased	$2,467	65%	$1,652	57%	27,425	69%	35

Owned	$1,345	35%	$1,265	43%	12,251	31%
Total / Average	$3,812	100%	$2,917	100%	39,676	100%
(a)Based on existing ground leases as of September 30, 2026. CPI-linked contracts are assumed to escalate at 3% per annum.
(b)All tower portfolio figures are calculated exclusively for the Company's towers and rooftops and do not give effect to other activities.
(c)Cash yield is calculated as last quarter annualized site rental gross margin, exclusive of straight-lined revenues, amortization of prepaid rent, and straight-lined expenses, divided by invested capital net of the amount of prepaid rent received from tenants.
(d)Excludes DISH.
(e)Exclusive of straight-lined revenues and amortization of prepaid rent.
(f)Exclusive of straight-lined revenues, amortization of prepaid rent and straight-lined expenses.
(g)Reflects gross total assets (including incremental capital invested by the Company since time of acquisition or construction completion), less any prepaid rent. Inclusive of invested capital related to land at the tower site.
(h)Excludes third-party land interests.
(i)Includes all renewal terms at the Company's option and weighted by site rental gross margin exclusive of straight-lined revenues, amortization of prepaid rent and straight-lined expenses.

Crown Castle Inc.
Third Quarter 2026

COMPANY OVERVIEW	OUTLOOK	FINANCIAL HIGHLIGHTS	CAPITALIZATION OVERVIEW	APPENDIX

CAPITALIZATION OVERVIEW
(as of September 30, 2026; dollars in millions)	Face Value(a)	Fixed vs. Variable	Interest Rate(b)	Debt to LQA Adjusted EBITDA(c)	Maturity
Cash and cash equivalents and restricted cash and cash equivalents	$305
Senior Secured Notes, Series 2009-1, Class A-2(d)	20	Fixed	9.0%		Aug. 2029
Senior Secured Tower Revenue Notes, Series 2018-2(e)	750	Fixed	4.2%		July 2048
Installment purchase liabilities and finance leases(f)	264	Fixed	Various		Various
Total secured debt	$1,034		4.3%	0.4x
2026 Revolver(g)	450	Variable	4.9%		May 2031
Commercial Paper Notes(h)	100	Variable	4.4%		Various
2.900% Senior Notes	718	Fixed	2.9%		Mar. 2027
4.000% Senior Notes	500	Fixed	4.0%		Mar. 2027
3.650% Senior Notes	979	Fixed	3.7%		Sept. 2027
5.000% Senior Notes	977	Fixed	5.0%		Jan. 2028
3.800% Senior Notes	978	Fixed	3.8%		Feb. 2028
4.800% Senior Notes	597	Fixed	4.8%		Sept. 2028
4.300% Senior Notes	557	Fixed	4.3%		Feb. 2029
5.600% Senior Notes	696	Fixed	5.6%		June 2029
4.900% Senior Notes	546	Fixed	4.9%		Sept. 2029
3.100% Senior Notes	532	Fixed	3.1%		Nov. 2029
3.300% Senior Notes	709	Fixed	3.3%		July 2030
2.250% Senior Notes	1,044	Fixed	2.3%		Jan. 2031
2.100% Senior Notes	981	Fixed	2.1%		Apr. 2031
2.500% Senior Notes	726	Fixed	2.5%		July 2031
5.100% Senior Notes	739	Fixed	5.1%		May 2033
5.800% Senior Notes	705	Fixed	5.8%		Mar. 2034
5.200% Senior Notes	650	Fixed	5.2%		Sept. 2034
2.900% Senior Notes	1,219	Fixed	2.9%		Apr. 2041
4.750% Senior Notes	350	Fixed	4.8%		May 2047
5.200% Senior Notes	396	Fixed	5.2%		Feb. 2049
4.000% Senior Notes	341	Fixed	4.0%		Nov. 2049
4.150% Senior Notes	493	Fixed	4.2%		July 2050
3.250% Senior Notes	887	Fixed	3.3%		Jan. 2051
Total unsecured debt	$16,870		3.9%	6.3x
Net Debt(c)	$17,599		3.9%	6.5x
Market Capitalization(i)	28,358
Firm Value(j)	$45,957
(a)Net of required principal amortizations and repurchases.
(b)Represents the weighted-average stated interest rate, as applicable, exclusive of finance leases and other obligations.
(c)Represents the applicable amount of debt divided by Last Quarter Annualized Adjusted EBITDA. See "Non-GAAP Measures and Other Information" for further information on, and our definitions and calculations of, Net Debt and Net Debt to Last Quarter Annualized Adjusted EBITDA.
(d)The Senior Secured Notes, 2009-1, Class A-2 principal amortizes over a period ending in August 2029.
(e)If the $750 million aggregate principal amount of 4.241% senior secured tower revenue notes ("Tower Revenue Notes, Series 2018-2") is not paid in full on or prior to July 2028, the anticipated repayment date, then the Excess Cash Flow (as defined in the indenture) of the issuers of such notes will be used to repay the principal, and additional interest (of approximately 5% per annum) will accrue on such notes. The Tower Revenue Notes, Series 2018-2, are prepayable at par if voluntarily repaid within eighteen months of the anticipated repayment date; earlier prepayment may require additional consideration.
(f)As of September 30, 2026, reflects $5 million in finance lease obligations (primarily related to vehicles).
(g)As of September 30, 2026, the undrawn availability under the $4.5 billion 2026 Revolver was $4.0 billion. The Company pays a commitment fee on the undrawn available amount, which as of September 30, 2026, ranged from 0.080% to 0.200%, based on the Company's senior unsecured debt rating, per annum.
(h)As of September 30, 2026, the Company had $1.9 billion available for issuance under the $2.0 billion unsecured commercial paper program ("CP Program"). The maturities of the Commercial Paper Notes ("CP Notes"), when outstanding, may vary but may not exceed 397 days from the date of issue.
(i)Market capitalization calculated based on $66.65 closing price and 426 million shares outstanding, in each case, as of September 30, 2026.
(j)Represents the sum of Net Debt and market capitalization.

Crown Castle Inc.
Third Quarter 2026

COMPANY OVERVIEW	OUTLOOK	FINANCIAL HIGHLIGHTS	CAPITALIZATION OVERVIEW	APPENDIX

DEBT MATURITY OVERVIEW(a)(b)
(as of September 30, 2026; in millions)
(a)Where applicable, maturities reflect the anticipated repayment date of the Tower Revenue Notes, Series 2018-2; excludes finance leases and other obligations; amounts presented at face value, net of required principal amortizations and repurchases held at the Company.
(b)The $100 million outstanding in CP Notes have been excluded from this overview. Amounts available under the CP Program may be borrowed, repaid and re-borrowed from time to time. We intend to maintain available commitments under our 2026 Revolver in an amount at least equal to the amount of CP Notes outstanding at any point in time.

Crown Castle Inc.
Third Quarter 2026

COMPANY OVERVIEW	OUTLOOK	FINANCIAL HIGHLIGHTS	CAPITALIZATION OVERVIEW	APPENDIX

LIQUIDITY OVERVIEW(a)
(in millions)	September 30, 2026
Cash and cash equivalents, and restricted cash and cash equivalents(b)	$305
Undrawn 2026 Revolver availability(c)	4,018
Total debt and other obligations (current and non-current)(d)	17,796
Total equity (deficit)	(3,424)

SUMMARY OF MAINTENANCE AND FINANCIAL COVENANTS
Debt	Borrower / Issuer	Covenant(e)	Covenant Level Requirement		As of September 30, 2026
Maintenance Financial Covenants(f)
2026 Credit Facility	CCI	Total Net Leverage Ratio	≤ 7.00x		6.4x
2026 Credit Facility	CCI	Total Senior Secured Leverage Ratio	≤ 3.50x		0.3x

Financial covenants requiring excess cash flows to be deposited in a cash trap reserve account and not released
Tower Revenue Notes, Series 2018-2	Crown Castle Towers LLC and its Subsidiaries	Debt Service Coverage Ratio	> 1.75x	(g)	29.9x
2009 Securitized Notes	Pinnacle Towers Acquisition Holdings LLC and its Subsidiaries	Debt Service Coverage Ratio	> 1.30x	(g)	59.1x

Financial covenants restricting ability of relevant issuer to issue additional notes under the applicable indenture
Tower Revenue Notes, Series 2018-2	Crown Castle Towers LLC and its Subsidiaries	Debt Service Coverage Ratio	≥ 2.00x	(h)	29.9x
2009 Securitized Notes	Pinnacle Towers Acquisition Holdings LLC and its Subsidiaries	Debt Service Coverage Ratio	≥ 2.34x	(h)	59.1x
(a)In addition, we have the following sources of liquidity:
i.In March 2024, we established an at-the-market stock offering program ("ATM Program") through which we may, from time to time, issue and sell shares of our common stock having an aggregate gross sales price of up to $750 million to or through sales agents. No shares of common stock have been sold under the ATM Program.
ii.In April 2019, we established a CP Program through which we may issue short term, unsecured CP Notes. Amounts available under the CP Program may be issued, repaid and re-issued from time to time, with the aggregate principal amount of CP Notes outstanding under the CP Program at any time not to exceed $2.0 billion. As of September 30, 2026, there were $100 million CP Notes outstanding under our CP Program. We intend to maintain available commitments under our 2026 Revolver in an amount at least equal to the amount of CP Notes outstanding at any point in time.
(b)Inclusive of $5 million included within "Other assets, net" on our condensed consolidated balance sheet.
(c)Availability at any point in time is subject to reaffirmation of the representations and warranties in, and there being no default under, the credit agreement governing our 2026 Revolver.
(d)See "Non-GAAP Measures and Other Information" for further information on, and reconciliation to, Net Debt.
(e)As defined in the respective debt agreement. In the indentures for the Tower Revenue Notes, Series 2018-2 and the 2009 Securitized Notes, the defined term for Debt Service Coverage Ratio is "DSCR." Total Net Leverage Ratio, Total Senior Secured Leverage Ratio and all DSCR ratios are calculated using the trailing twelve months.
(f)Failure to comply with the financial maintenance covenants would, absent a waiver, result in an event of default under the credit agreement governing our 2026 Credit Facility.
(g)The Tower Revenue Notes, Series 2018-2 and 2009 Securitized Notes also include the potential for amortization events, which could result in applying current and future cash flow to the prepayment of debt with applicable prepayment consideration. An amortization event occurs when the Debt Service Coverage Ratio falls below 1.45x or 1.15x, in each case as described under the indentures for the Tower Revenue Notes, Series 2018-2 or 2009 Securitized Notes, respectively.
(h)Rating Agency Confirmation (as defined in the respective debt agreement) is required.

Crown Castle Inc.
Third Quarter 2026

COMPANY OVERVIEW	OUTLOOK	FINANCIAL HIGHLIGHTS	CAPITALIZATION OVERVIEW	APPENDIX

INTEREST RATE EXPOSURE(a)
(as of September 30, 2026; dollars in millions)
Fixed Rate Debt			Floating Rate Debt
Face value of principal outstanding(b)	$17,090		Face value of principal outstanding(b)	$550
% of total debt	97%		% of total debt	3%
Weighted average interest rate	3.9%		Weighted average interest rate	4.8%

Upcoming maturities:	2026	2027	Interest rate sensitivity of 25 bps increase in interest rates:
Face value of principal outstanding(b)	$—	$2,197	Full year effect(c)	$1.4
Weighted average interest rate	—%	3.48%

COMPONENTS OF INTEREST EXPENSE
	2025				2026
(in millions; totals may not sum due to rounding)	Q1	Q2	Q3	Q4	Q1	Q2	Q3
Interest expense on debt obligations	$233	$239	$244	$241	$239	$202	$171
Amortization of deferred financing costs and adjustments on long-term debt	8	8	8	8	7	7	6
Capitalized interest	(5)	(4)	(5)	(3)	(4)	(1)	—
Interest expense and amortization of deferred financing costs, net	$236	$243	$247	$246	$242	$208	$177
(a)Excludes installment purchase liabilities and finance leases; assumes no default.
(b)Net of required principal amortization and repurchases.
(c)Represents incremental interest expense over a 12-month period based on a hypothetical interest rate increase of 25 bps on face value of variable indebtedness outstanding as of September 30, 2026; assumes no debt maturities.

Crown Castle Inc.
Third Quarter 2026

COMPANY OVERVIEW	OUTLOOK	FINANCIAL HIGHLIGHTS	CAPITALIZATION OVERVIEW	APPENDIX

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
(in millions, except par values)	September 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$133	$99
Restricted cash and cash equivalents	167	170
Receivables, net	110	172
Prepaid expenses	90	79
Deferred site rental receivables	172	167
Other current assets	23	23
Current assets of discontinued operations	—	434
Total current assets	695	1,144
Deferred site rental receivables	2,253	2,288
Property and equipment, net	6,104	6,273
Operating lease right-of-use assets	5,460	5,473
Goodwill	5,127	5,127
Site rental contracts and tenant relationships	704	834
Other intangible assets, net	27	27
Other assets, net	240	61
Non-current assets of discontinued operations	—	10,291
Total assets	$20,610	$31,518

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$63	$71
Accrued interest	138	235
Deferred revenues	137	192
Other accrued liabilities	170	168
Current maturities of debt and other obligations	2,238	2,783
Current portion of operating lease liabilities	258	268
Current liabilities of discontinued operations	—	762
Total current liabilities	3,004	4,479
Debt and other long-term obligations	15,558	21,554
Operating lease liabilities	4,868	4,961
Other long-term liabilities	604	607
Non-current liabilities of discontinued operations	—	1,552
Total liabilities	24,034	33,153
Commitments and contingencies
Stockholders' equity (deficit):
Common stock, 0.01 par value; 1,200 shares authorized; September 30, 2026—437 shares issued and 426 outstanding, and December 31, 2025—435 shares issued and outstanding	4	4
Additional paid-in capital	18,586	18,527
Treasury stock, at cost; September 30, 2026—11 shares, and December 31, 2025—0 shares	(1,000)	—
Accumulated other comprehensive income (loss)	(5)	(5)
Dividends/distributions in excess of earnings	(21,009)	(20,161)
Total equity (deficit)	(3,424)	(1,635)
Total liabilities and equity (deficit)	$20,610	$31,518

Crown Castle Inc.
Third Quarter 2026

COMPANY OVERVIEW	OUTLOOK	FINANCIAL HIGHLIGHTS	CAPITALIZATION OVERVIEW	APPENDIX

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share amounts)	2026	2025	2026	2025
Net revenues:
Site rental	$966	$1,012	$2,894	$3,031
Services and other	29	60	119	162
Net revenues	995	1,072	3,013	3,193
Operating expenses:
Costs of operations:(a)
Site rental	248	250	737	741
Services and other	13	30	58	84
Selling, general and administrative	82	97	269	289
Asset write-down charges	1	3	6	7
Depreciation, amortization and accretion	180	167	523	520
Restructuring charges	6	—	20	—
Total operating expenses	530	547	1,613	1,641
Operating income (loss)	465	525	1,400	1,552
Interest expense and amortization of deferred financing costs, net	(177)	(247)	(627)	(726)
Gains (losses) on retirement of long-term obligations	—	—	24	—
Interest income	3	3	25	10
Other income (expense)	(3)	—	(5)	3
Income (loss) from continuing operations before income taxes	288	281	817	839
Benefit (provision) for income taxes	(5)	(4)	(14)	(13)
Income (loss) from continuing operations	$283	$277	$803	$826
Discontinued operations:
Income (loss) from discontinued operations before gain (loss) from disposal, net of tax	—	277	350	637
Gain (loss) from disposal of discontinued operations	—	(231)	(625)	(1,313)
Income (loss) from discontinued operations, net of tax	—	46	(275)	(676)
Net income (loss)	$283	$323	$528	$150

Net income (loss), per common share:
Income (loss) from continuing operations, basic	$0.67	$0.64	$1.86	$1.89
Income (loss) from discontinued operations, basic	—	0.10	(0.64)	(1.55)
Net income (loss)—basic	$0.67	$0.74	$1.22	$0.34
Income (loss) from continuing operations, diluted	$0.67	$0.64	$1.86	$1.89
Income (loss) from discontinued operations, diluted	—	0.10	(0.64)	(1.55)
Net income (loss)—diluted	$0.67	$0.74	$1.22	$0.34
Weighted-average common shares outstanding:
Basic	426	435	432	435
Diluted	426	437	433	436
(a)Exclusive of depreciation, amortization and accretion shown separately.

Crown Castle Inc.
Third Quarter 2026

COMPANY OVERVIEW	OUTLOOK	FINANCIAL HIGHLIGHTS	CAPITALIZATION OVERVIEW	APPENDIX

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
	Nine Months Ended September 30,
(in millions)	2026	2025
Cash flows from operating activities:
Net income (loss)	$528	$150
(Income) loss from discontinued operations before (gain) loss from disposal, net of tax	(350)	(637)
(Gain) loss from disposal of discontinued operations	625	1,313
Income (loss) from continuing operations	803	826
Adjustments to reconcile income (loss) from continuing operations to net cash provided by (used for) operating activities:
Depreciation, amortization and accretion	523	520
(Gains) losses on retirement of long-term obligations	(24)	—
Amortization of deferred financing costs and other non-cash interest	20	24
Stock-based compensation expense, net	65	55
Asset write-down charges	6	7
Deferred income tax (benefit) provision	5	1
Other non-cash adjustments, net	—	(4)
Net cash provided by (used for) operating activities from discontinued operations	108	897
Changes in assets and liabilities, excluding the effects of acquisitions:
Increase (decrease) in accrued interest	(97)	(84)
Increase (decrease) in accounts payable	—	15
Increase (decrease) in other liabilities	(83)	(42)
Decrease (increase) in receivables	16	5
Decrease (increase) in other assets	(246)	(33)
Net cash provided by (used for) operating activities	1,096	2,187
Cash flows from investing activities:
Capital expenditures	(182)	(123)
Other investing activities, net	—	5
Net cash provided by (used for) investing activities from discontinued operations(a)	8,089	(687)
Net cash provided by (used for) investing activities	7,907	(805)
Cash flows from financing activities:
Principal payments on debt and other long-term obligations	(56)	(89)
Purchases and redemptions of long-term debt	(4,191)	(1,200)
Borrowings under revolving credit facility	1,800	900
Payments under revolving credit facility	(2,295)	—
Net issuances (repayments) under commercial paper program	(1,831)	605
Payments for financing costs	(6)	—
Purchases of common stock	(1,043)	(23)
Dividends/distributions paid on common stock	(1,384)	(1,615)
Net cash provided by (used for) financing activities	(9,006)	(1,422)
Net increase (decrease) in cash and cash equivalents and restricted cash and cash equivalents	(3)	(40)
Effect of exchange rate changes on cash	—	—
Cash and cash equivalents and restricted cash and cash equivalents at beginning of period(b)	308	295
Cash and cash equivalents and restricted cash and cash equivalents at end of period(c)	$305	$255
Supplemental disclosure of cash flow information:
Interest paid	$708	$799
Income taxes paid (refunded)	$12	$12
(a)Inclusive of $8.4 billion of net cash proceeds from the completed sale of the Fiber Business in 2026.
(b)Inclusive of cash and cash equivalents and restricted cash and cash equivalents included in discontinued operations.
(c)Inclusive of cash and cash equivalents and restricted cash and cash equivalents included in discontinued operations for the period ending September 30, 2025.

Crown Castle Inc.
Third Quarter 2026

COMPANY OVERVIEW	OUTLOOK	FINANCIAL HIGHLIGHTS	CAPITALIZATION OVERVIEW	APPENDIX

NON-GAAP MEASURES AND OTHER INFORMATION
This Supplement includes presentations of Adjusted EBITDA, Adjusted Funds from Operations ("AFFO"), including per share amounts, Funds from Operations ("FFO"), including per share amounts, Organic Contribution to Site Rental Billings, (including as Adjusted for Impact of Sprint Cancellations and DISH Terminations), Adjusted Site Rental Gross Margin, Adjusted Services and Other Gross Margin, Net Debt, Net Debt to Last Quarter Annualized Adjusted EBITDA, Consolidated Return on Invested Capital, and Cash Yield on Invested Capital, which are non-GAAP financial measures. These non-GAAP financial measures are not intended as alternative measures of operating results or cash flow from operations (as determined in accordance with Generally Accepted Accounting Principles ("GAAP")).
Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies, including other companies in the towers sector or other REITs.
In addition, we provide the components of certain GAAP measures, such as site rental revenues and capital expenditures.
Our non-GAAP financial measures are presented as additional information because management believes these measures are useful indicators of the financial performance of our business. Among other things, management believes that:
•Adjusted EBITDA is useful to investors or other interested parties in evaluating our financial performance. Adjusted EBITDA is a financial measure frequently used by management (1) to evaluate the economic productivity of our operations and (2) for purposes of making decisions about allocating resources to, and assessing the performance of, our operations. Management believes that Adjusted EBITDA helps investors or other interested parties meaningfully evaluate and compare the results of our operations (1) from period to period and (2) to our competitors, by removing the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation, amortization and accretion) from our financial results. Management also believes Adjusted EBITDA is frequently used by investors or other interested parties in the evaluation of the towers sector and other REITs to measure financial performance without regard to items such as depreciation, amortization and accretion, which can vary depending upon accounting methods and the book value of assets. Adjusted EBITDA should be considered only as a supplement to net income (loss) computed in accordance with GAAP as a measure of our performance.
•AFFO, including per share amounts, is useful to investors or other interested parties in evaluating our financial performance. Management believes that AFFO helps investors or other interested parties meaningfully evaluate our financial performance as it includes (1) the impact of our capital structure (primarily interest expense on our outstanding debt and dividends on our preferred stock (in periods where applicable)) and (2) sustaining capital expenditures, and excludes the impact of our (1) asset base (primarily depreciation, amortization and accretion) and (2) certain non-cash items, including straight-lined revenues and expenses related to fixed escalations and rent free periods. GAAP requires rental revenues and expenses related to leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease. In accordance with GAAP, if payment terms call for fixed escalations or rent free periods, the (1) revenues are recognized on a straight-lined basis over the fixed, non-cancelable term of the tenant contract, and (2) expenses are recognized on a straight-lined basis over the estimated lease term including renewal options that are reasonably certain to be exercised. Management notes that Crown Castle uses AFFO only as a performance measure. AFFO should be considered only as a supplement to net income (loss) computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flow from operations or as residual cash flow available for discretionary investment.
•FFO, including per share amounts, is useful to investors or other interested parties in evaluating our financial performance. Management believes that FFO may be used by investors or other interested parties as a basis to compare our financial performance with that of other REITs. FFO helps investors or other interested parties meaningfully evaluate financial performance by excluding the impact of our asset base (primarily real estate depreciation, amortization and accretion). FFO is not a key performance indicator used by Crown Castle. FFO should be considered only as a supplement to net income (loss) computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flow from operations.
•Organic Contribution to Site Rental Billings (also referred to as organic growth) is useful to investors or other interested parties in understanding the components of the year-over-year changes in our site rental revenues computed in accordance with GAAP. Management uses Organic Contribution to Site Rental Billings to assess year-over-year growth rates for our rental activities, to evaluate current performance, to capture trends in rental rates, core leasing activities and tenant non-renewals in our core business, as well as to forecast future results. Separately, we are also disclosing Organic Contribution to Site Rental Billings as Adjusted for Sprint Cancellations and DISH Terminations, which is outside of ordinary course, to provide further insight into our results of operations and underlying trends. Management believes that identifying the impact of Sprint Cancellations and DISH Terminations provides increased transparency and comparability across periods. Organic Contribution to Site Rental Billings (including as Adjusted for Impact of Sprint Cancellations and DISH Terminations) is not meant as an alternative measure of revenue and should be considered only as a supplement in understanding and assessing the performance of our site rental revenues computed in accordance with GAAP.
•Adjusted Site Rental Gross Margin and Adjusted Services and Other Gross Margin are useful to investors or other interested parties in evaluating our financial performance. These measures are used by our management (1) to evaluate the economic productivity of our business, (2) to identify underlying business trends that are impacting our performance, and (3) for purposes of making decisions about allocating resources to, and assessing the performance of, our business. We also believe it helps investors and other interested parties meaningfully evaluate and compare the results of our operations from period to period.

Crown Castle Inc.
Third Quarter 2026

COMPANY OVERVIEW	OUTLOOK	FINANCIAL HIGHLIGHTS	CAPITALIZATION OVERVIEW	APPENDIX
•Net Debt is useful to investors or other interested parties in evaluating our overall debt position and future debt capacity. Management uses Net Debt in assessing our leverage. Net Debt is not meant as an alternative measure of debt and should be considered only as a supplement in understanding and assessing our leverage.
•Net Debt to Last Quarter Annualized Adjusted EBITDA is useful to investors or other interested parties, specifically credit rating agencies, in analyzing our operating performance in the context of targeted financial leverage. Management uses Net Debt to Last Quarter Annualized Adjusted EBITDA in assessing our leverage. Net Debt to Last Quarter Annualized Adjusted EBITDA is not meant as an alternative to GAAP measures such as debt and net income (loss) computed in accordance with GAAP. Net Debt to Last Quarter Annualized Adjusted EBITDA should be considered only as a supplement in understanding and assessing our leverage.
•Consolidated Return on Invested Capital and Cash Yield on Invested Capital are useful to investors or other interested parties in evaluating the financial performance of our assets. Management believes that these metrics are useful in assessing our efficiency at allocating capital to generate returns over time. Consolidated Return on Invested Capital and Cash Yield on Invested Capital are not meant as alternatives to GAAP measures such as revenues, operating income, and certain asset classes (such as property and equipment, site rental contracts and tenant relationships, and goodwill) computed in accordance with GAAP. Such non-GAAP metrics should be considered only as a supplement in understanding and assessing the performance of our assets.
Non-GAAP Financial Measures
Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) plus restructuring charges (credits), asset write-down charges, goodwill impairment charges, acquisition and integration costs, depreciation, amortization and accretion, amortization of prepaid lease purchase price adjustments, interest expense and amortization of deferred financing costs, net, (gains) losses on retirement of long-term obligations, net (gain) loss on interest rate swaps, (gains) losses on foreign currency swaps, impairment of available-for-sale securities, interest income, other (income) expense, (benefit) provision for income taxes, (income) loss from discontinued operations, net of tax, cumulative effect of a change in accounting principle and stock-based compensation expense, net.
AFFO. We define AFFO as FFO before straight-lined revenues, straight-lined expenses, stock-based compensation expense, net, non-cash portion of tax provision, non-real estate related depreciation, amortization and accretion, amortization of non-cash interest expense, other (income) expense, (gains) losses on retirement of long-term obligations, net (gain) loss on interest rate swaps, (gains) losses on foreign currency swaps, impairment of available-for-sale securities, acquisition and integration costs, restructuring charges (credits), cumulative effect of a change in accounting principle and adjustments for noncontrolling interests, less sustaining capital expenditures.
AFFO per share. We define AFFO per share as AFFO divided by diluted weighted-average common shares outstanding.
FFO. We define FFO as net income (loss) plus real estate related depreciation, amortization and accretion, asset write-down charges, goodwill impairment charges, and (income) loss from discontinued operations, net of tax, less noncontrolling interest and cash paid for preferred stock dividends (in periods where applicable), and is a measure of funds from operations attributable to common stockholders.
FFO per share. We define FFO per share as FFO divided by diluted weighted-average common shares outstanding.
Organic Contribution to Site Rental Billings. We define Organic Contribution to Site Rental Billings (also referred to as organic growth) as the sum of the change in site rental revenues related to core leasing activity, escalators and other billings, including those associated with DISH Terminations, less non-renewals of tenant contracts, including those associated with Sprint Cancellations, and DISH Terminations. Additionally, Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations and DISH Terminations reflects Organic Contribution to Site Rental Billings plus non-renewals associated with Sprint Cancellations, less Organic Contribution to Site Rental Billings associated with DISH Terminations.
Net Debt. We define Net Debt as (1) debt and other long-term obligations and (2) current maturities of debt and other obligations, excluding unamortized adjustments, net, less cash and cash equivalents and restricted cash and cash equivalents.
Net Debt to Last Quarter Annualized Adjusted EBITDA. We define Net Debt to Last Quarter Annualized Adjusted EBITDA as Net Debt divided by the most recent quarter's Adjusted EBITDA multiplied by four.
Consolidated Invested Capital. We define Consolidated Invested Capital as the historical gross investment in (1) property and equipment (excluding the impact of construction in process and write-offs), (2) site rental contracts and tenant relationships, and (3) goodwill (excluding impairment charges).
Consolidated Return on Invested Capital. We define Consolidated Return on Invested Capital as Adjusted EBITDA less cash taxes paid divided by Consolidated Invested Capital.
Net Invested Capital. We define Net Invested Capital as the investment in (1) property and equipment, excluding the impact of construction in process and non-productive assets (such as information technology assets and buildings) and write-offs, reduced by the amount of prepaid rent received from tenants, (2) site rental contracts and tenant relationships, and (3) goodwill, excluding the impact of certain assets and liabilities recorded in connection with acquisitions and impairment charges.
Cash Yield on Invested Capital. We define Cash Yield on Invested Capital as Adjusted Site Rental Gross Margin adjusted for the impacts of (1) amortization of prepaid rent, (2) straight-lined revenues, and (3) straight-lined expenses divided by Net Invested Capital.

Crown Castle Inc.
Third Quarter 2026

COMPANY OVERVIEW	OUTLOOK	FINANCIAL HIGHLIGHTS	CAPITALIZATION OVERVIEW	APPENDIX
Adjusted Site Rental Gross Margin. We define Adjusted Site Rental Gross Margin as site rental revenues less site rental costs of operations, excluding stock-based compensation expense, net and amortization of prepaid lease purchase price adjustments. This measure is exclusive of depreciation, amortization and accretion, which are shown separately.
Adjusted Services and Other Gross Margin. We define Adjusted Services and Other Gross Margin as services and other revenues less services and other costs of operations, excluding stock-based compensation expense, net.
Other Information
Site rental billings. We define site rental billings as site rental revenues exclusive of the impacts from (1) straight-lined revenues, (2) amortization of prepaid rent in accordance with GAAP, (3) contribution from recent acquisitions until the one-year anniversary of such acquisitions, (4) other revenues, such as tenant cancellation fees, finance charges and other items and (5) amounts related to DISH Terminations, where applicable.
Core leasing activity. We define core leasing activity as site rental revenues growth from tenant additions and renewals or extensions of tenant contracts, exclusive of (1) the impacts from both straight-lined revenues and amortization of prepaid rent in accordance with GAAP, (2) other revenues and (3) amounts related to DISH Terminations, where applicable.
Other billings. We define other billings as the growth or reduction in site rental revenues as a result of non-recurring contractual billings and adjustments, expense recoveries, sales credits and other amounts not captured in core leasing activity, exclusive of amounts related to DISH Terminations, where applicable.
Non-renewals. We define non-renewals of tenant contracts as the reduction in site rental revenues as a result of tenant churn, terminations and, in limited circumstances, reductions of existing lease rates, exclusive of non-renewals associated with Sprint Cancellations and DISH Terminations, where applicable.
Discretionary capital expenditures. We define discretionary capital expenditures relating to continuing operations as those made with respect to activities which we believe exhibit sufficient potential to enhance long-term stockholder value. Discretionary capital expenditures, including with respect to discontinued operations, primarily consist of expansion or development of our communications infrastructure (including capital expenditures related to (1) enhancing communications infrastructure in order to add new tenants for the first time or support subsequent tenant equipment augmentations or (2) modifying the structure of a communications infrastructure asset to accommodate additional tenants) and construction of new communications infrastructure. Discretionary capital expenditures also include purchases of land interests (which primarily relates to land assets under towers as we seek to manage our interests in the land beneath our towers), certain technology-related investments necessary to support and scale future customer demand for our communications infrastructure, and other capital projects.
Sustaining capital expenditures. We define sustaining capital expenditures as those capital expenditures (including with respect to discontinued operations) not otherwise categorized as discretionary capital expenditures, such as (1) maintenance capital expenditures on our communications infrastructure assets that enable our tenants' ongoing quiet enjoyment of the communications infrastructure and (2) ordinary corporate capital expenditures.
Sprint Cancellations. We define Sprint Cancellations as lease cancellations related to the previously disclosed T-Mobile US, Inc. and Sprint network consolidation as described in our press release dated April 19, 2023.
DISH Terminations. We define DISH Terminations as the impact of lease terminations related to the previously disclosed notice of default and termination that was sent to DISH Wireless L.L.C. ("DISH") regarding our Master Lease Agreement and related agreements as described in our press release dated January 12, 2026.
Fiber Business. We define Fiber Business as the historically reported Fiber segment, prior to its reclassification to discontinued operations, together with certain supporting assets and personnel. Management signed the Strategic Fiber Agreement to sell the Fiber Business with EQT Active Core Infrastructure fund ("EQT") acquiring the small cells business and Zayo Group Holdings Inc. ("Zayo") acquiring the fiber solutions business for $8.5 billion in aggregate, subject to certain closing adjustments ("Strategic Fiber Transaction"). The Strategic Fiber Transaction was completed on May 1, 2026. We received aggregate net cash proceeds of $8.4 billion, representing the gross contractual purchase price of $8.5 billion less the net impact of preliminary purchase price adjustments of $124 million, which are subject to a post-closing settlement process.

Crown Castle Inc.
Third Quarter 2026

COMPANY OVERVIEW	OUTLOOK	FINANCIAL HIGHLIGHTS	CAPITALIZATION OVERVIEW	APPENDIX
Reconciliation of Historical Adjusted EBITDA:

	2025				2026
(in millions; totals may not sum due to rounding)	Q1	Q2	Q3	Q4	Q1	Q2	Q3
Net income (loss)(a)	$(464)	$291	$323	$294	$151	$94	$283
Adjustments to increase (decrease) net income (loss)
Asset write-down charges	2	2	3	4	3	2	1
Depreciation, amortization and accretion	177	175	167	170	172	171	180
Restructuring charges(b)	—	—	—	—	14	—	6
Amortization of prepaid lease purchase price adjustments	4	4	4	4	4	3	3
Interest expense and amortization of deferred financing costs, net(c)	236	243	247	246	242	208	177
(Gains) losses on retirement of long-term obligations	—	—	—	—	—	(24)	—
Interest income	(3)	(4)	(3)	(3)	(3)	(18)	(3)
Other (income) expense	(1)	(2)	—	—	1	1	3
(Benefit) provision for income taxes	5	4	4	3	5	4	5
Stock-based compensation expense, net	18	18	19	17	18	28	18
(Income) loss from discontinued operations, net of tax(d)	748	(26)	(46)	(17)	69	205	—
Adjusted EBITDA(e)(f)	$722	$705	$718	$718	$675	$675	$673
Reconciliation of Outlook for Adjusted EBITDA:

(in millions; totals may not sum due to rounding)	Full Year 2026 Outlook(g)
Net income (loss)(a)	$755	to	$1,035
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	10	to	20
Acquisition and integration costs	(3)	to	3
Depreciation, amortization and accretion	627	to	722
Restructuring charges(h)	25	to	35
Amortization of prepaid lease purchase price adjustments	14	to	16
Interest expense and amortization of deferred financing costs, net(i)	787	to	832
(Gains) losses on retirement of long-term obligations	(25)	to	(25)
Interest income	(25)	to	(25)
Other (income) expense	0	to	9
(Benefit) provision for income taxes	11	to	19
Stock-based compensation expense, net	78	to	82
(Income) loss from discontinued operations, net of tax(j)	80	to	360
Adjusted EBITDA(e)(f)	$2,690	to	$2,740
(a)Includes contribution from discontinued operations through April 30, 2026.
(b)Represents restructuring charges recorded related to the Company's restructuring plan announced in February 2026, as further discussed in the Annual Report on Form 10-K for the year ended December 31, 2025 ("2026 Restructuring Plan").
(c)See the reconciliation of "Components of Interest Expense" for a discussion of non-cash interest expense.
(d)Represents results from the Fiber Business, including no loss on disposal in the three months ended September 30, 2026, compared to $231 million recorded in the three months ended September 30, 2025, and $625 million and $1,313 million recorded in the nine months ended September 30, 2026 and 2025, respectively.
(e)See discussion and our definition of Adjusted EBITDA in this "Non-GAAP Measures and Other Information."
(f)The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.
(g)As issued on October 21, 2026.
(h)Represents expected restructuring charges related to the Company's restructuring plan announced in February 2026, as further discussed in the Annual Report on Form 10-K for the year ended December 31, 2025 ("2026 Restructuring Plan").
(i)See the reconciliation of "Outlook for Components of Interest Expense" for a discussion of non-cash interest expense.
(j)Represents expected results from the Fiber Business, including the estimated loss on disposal, through April 30, 2026.

Crown Castle Inc.
Third Quarter 2026

COMPANY OVERVIEW	OUTLOOK	FINANCIAL HIGHLIGHTS	CAPITALIZATION OVERVIEW	APPENDIX
Reconciliation of Historical FFO and AFFO:

(in millions; totals may not sum due to rounding)	2025				2026
	Q1	Q2	Q3	Q4	Q1	Q2	Q3
Net income (loss)(a)	$(464)	$291	$323	$294	$151	$94	$283
Real estate related depreciation, amortization and accretion	164	162	163	161	161	162	157
Asset write-down charges	2	2	3	4	3	2	1
(Income) loss from discontinued operations, net of tax(b)	748	(26)	(46)	(17)	69	205	—
FFO(c)(d)	$451	$429	$443	$442	$383	$464	$442
Weighted-average common shares outstanding—diluted	436	437	437	437	437	434	426

FFO (from above)	$451	$429	$443	$442	$383	$464	$442
Adjustments to increase (decrease) FFO:
Straight-lined revenues	(19)	(20)	11	15	3	3	25
Straight-lined expenses	15	14	15	14	14	13	13
Stock-based compensation expense, net	18	18	19	17	18	28	18
Non-cash portion of tax provision	5	(5)	2	—	5	(5)	2
Non-real estate related depreciation, amortization and accretion	13	13	4	9	11	8	23
Amortization of non-cash interest expense	3	4	3	5	4	6	6
Other (income) expense	(1)	(2)	—	—	1	1	3
(Gains) losses on retirement of long-term obligations	—	—	—	—	—	(24)	—
Restructuring charges(e)	—	—	—	—	14	—	6
Sustaining capital expenditures	(7)	(7)	(6)	(14)	(7)	(7)	(8)
AFFO(c)(d)	$479	$444	$490	$489	$446	$488	$530
Weighted-average common shares outstanding—diluted	436	437	437	437	437	434	426
(a)Includes contribution from discontinued operations through April 30, 2026.
(b)Represents results from the Fiber Business, including no loss on disposal in the three months ended September 30, 2026, compared to $231 million recorded in the three months ended September 30, 2025, and $625 million and $1,313 million recorded in the nine months ended September 30, 2026 and 2025, respectively.
(c)See discussion and our definitions of FFO and AFFO in this "Non-GAAP Measures and Other Information."
(d)The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.
(e)Represents restructuring charges recorded related to the 2026 Restructuring Plan.

Crown Castle Inc.
Third Quarter 2026

COMPANY OVERVIEW	OUTLOOK	FINANCIAL HIGHLIGHTS	CAPITALIZATION OVERVIEW	APPENDIX
Reconciliation of Historical FFO and AFFO per share:

(in millions, except per share amounts; totals may not sum due to rounding)	2025				2026
	Q1	Q2	Q3	Q4	Q1	Q2	Q3
Net income (loss)(a)	$(1.06)	$0.67	$0.74	$0.67	$0.34	$0.22	$0.67
Real estate related depreciation, amortization and accretion	0.38	0.37	0.37	0.37	0.37	0.37	0.37
Asset write-down charges	—	—	0.01	0.01	0.01	0.01	—
(Income) loss from discontinued operations, net of tax(b)	1.72	(0.06)	(0.11)	(0.04)	0.16	0.47	—
FFO(c)(d)	$1.03	$0.98	$1.01	$1.01	$0.88	$1.07	$1.04
Weighted-average common shares outstanding—diluted	436	437	437	437	437	434	426

FFO (from above)	$1.03	$0.98	$1.01	$1.01	$0.88	$1.07	$1.04
Adjustments to increase (decrease) FFO:
Straight-lined revenues	(0.04)	(0.05)	0.03	0.03	0.01	0.01	0.06
Straight-lined expenses	0.03	0.03	0.03	0.03	0.03	0.03	0.03
Stock-based compensation expense, net	0.04	0.04	0.04	0.04	0.04	0.07	0.04
Non-cash portion of tax provision	0.01	(0.01)	—	—	0.01	(0.01)	—
Non-real estate related depreciation, amortization and accretion	0.03	0.03	0.01	0.02	0.03	0.02	0.05
Amortization of non-cash interest expense	0.01	0.01	0.01	0.01	0.01	0.01	0.01
Other (income) expense	—	—	—	—	—	—	0.01
(Gains) losses on retirement of long-term obligations	—	—	—	—	—	(0.05)	—
Restructuring charges(e)	—	—	—	—	0.03	—	0.01
Sustaining capital expenditures	(0.02)	(0.02)	(0.01)	(0.03)	(0.02)	(0.02)	(0.02)
AFFO(c)(d)	$1.10	$1.02	$1.12	$1.12	$1.02	$1.13	$1.24
Weighted-average common shares outstanding—diluted	436	437	437	437	437	434	426
(a)Includes contribution from discontinued operations through April 30, 2026.
(b)Represents results from the Fiber Business, including no loss on disposal in the three months ended September 30, 2026, compared to $231 million recorded in the three months ended September 30, 2025, and $625 million and $1,313 million recorded in the nine months ended September 30, 2026 and 2025, respectively.
(c)See discussion and our definitions of FFO and AFFO, including per share amounts, in this "Non-GAAP Measures and Other Information."
(d)The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.
(e)Represents restructuring charges recorded related to the 2026 Restructuring Plan.

Crown Castle Inc.
Third Quarter 2026

COMPANY OVERVIEW	OUTLOOK	FINANCIAL HIGHLIGHTS	CAPITALIZATION OVERVIEW	APPENDIX
Reconciliation of Outlook for FFO and AFFO:

(in millions, except per share amounts; totals may not sum due to rounding)	Full Year 2026 Outlook(a)			Full Year 2026 Outlook Per Share(a)
Net income (loss)(b)	$755	to	$1,035	$1.76	to	$2.41
Real estate related depreciation, amortization and accretion	600	to	680	1.40	to	1.58
Asset write-down charges	10	to	20	0.02	to	0.05
(Income) loss from discontinued operations, net of tax(c)	80	to	360	0.19	to	0.84
FFO(d)(e)	$1,755	to	$1,785	$4.08	to	$4.15
Weighted-average common shares outstanding—diluted	430			430

FFO (from above)	$1,755	to	$1,785	$4.08	to	$4.15
Adjustments to increase (decrease) FFO:
Straight-lined revenues	25	to	55	0.06	to	0.13
Straight-lined expenses	45	to	65	0.10	to	0.15
Stock-based compensation expense, net	78	to	82	0.18	to	0.19
Non-cash portion of tax provision	(8)	to	8	(0.02)	to	0.02
Non-real estate related depreciation, amortization and accretion	27	to	42	0.06	to	0.10
Amortization of non-cash interest expense	15	to	25	0.03	to	0.06
Other (income) expense	0	to	9	0.00	to	0.02
(Gains) losses on retirement of long-term obligations	(25)	to	(25)	(0.06)	to	(0.06)
Acquisition and integration costs	(3)	to	3	(0.01)	to	0.01
Restructuring charges	25	to	35	0.06	to	0.08
Sustaining capital expenditures	(45)	to	(25)	(0.10)	to	(0.06)
AFFO(d)(e)	$1,955	to	$2,005	$4.54	to	$4.66
Weighted-average common shares outstanding—diluted	430			430
Reconciliation of Net Debt and Calculation of Net Debt to Last Quarter Annualized Adjusted EBITDA:

(as of September 30, 2026; dollars in millions)	September 30, 2026
Total debt and other obligations (current and non-current)	$17,796
Unamortized adjustments, net	108
Total face value of debt	17,904
Less: Ending cash and cash equivalents and restricted cash and cash equivalents	305
Net Debt(d)	$17,599

Adjusted EBITDA for the three months ended September 30, 2026(d)	$673
Last quarter annualized Adjusted EBITDA(d)	2,692
Net Debt to Last Quarter Annualized Adjusted EBITDA(d)	6.5	x
(a)As issued on October 21, 2026.
(b)Includes contribution from discontinued operations through April 30, 2026.
(c)Represents expected results from the Fiber Business, including the estimated loss on disposal, through April 30, 2026.
(d)See discussion and our definitions of FFO and AFFO, including per share amounts, Net Debt, Adjusted EBITDA, and Net Debt to Last Quarter Adjusted EBITDA in this "Non-GAAP Measures and Other Information."
(e)The above reconciliation excludes line items included in our definition which are not applicable for the period shown.

Crown Castle Inc.
Third Quarter 2026

COMPANY OVERVIEW	OUTLOOK	FINANCIAL HIGHLIGHTS	CAPITALIZATION OVERVIEW	APPENDIX
Reconciliation of Adjusted Site Rental Gross Margin and Adjusted Services and Other Gross Margin:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions of dollars; totals may not sum due to rounding)	2026	2025	2026	2025
Net income (loss)(a)	$283	$323	$528	$150
Adjustments to increase (decrease) income (loss):
Services and other revenues	(29)	(60)	(119)	(162)
Services and other costs of operations	13	30	58	84
Selling, general and administrative expenses	82	97	269	289
Asset write-down charges	1	3	6	7
Depreciation, amortization and accretion	180	167	523	520
Restructuring charges	6	—	20	—
Amortization of prepaid lease purchase price adjustments	3	4	10	11
Interest expense and amortization of deferred financing costs, net	177	247	627	726
(Gain) loss on retirement of long-term obligations	—	—	(24)	—
Interest income	(3)	(3)	(25)	(10)
Other (income) expense	3	—	5	(3)
(Benefit) provision for income taxes	5	4	14	13
Stock-based compensation expense, net recorded in site rental costs of operations	1	1	3	3
(Income) loss from discontinued operations, net of tax	—	(46)	275	676
Adjusted Site Rental Gross Margin(b)(c)	$721	$767	$2,169	$2,304

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions of dollars; totals may not sum due to rounding)	2026	2025	2026	2025
Net income (loss)(a)	$283	$323	$528	$150
Adjustments to increase (decrease) net income (loss):
Site rental revenues	(966)	(1,012)	(2,894)	(3,031)
Site rental costs of operations(d)	248	250	737	741
Selling, general and administrative expenses	82	97	269	289
Asset write-down charges	1	3	6	7
Depreciation, amortization and accretion	180	167	523	520
Restructuring charges	6	—	20	—
Interest expense and amortization of deferred financing costs, net	177	247	627	726
(Gain) loss on retirement of long-term obligations	—	—	(24)	—
Interest income	(3)	(3)	(25)	(10)
Other (income) expense	3	—	5	(3)
(Benefit) provision for income taxes	5	4	14	13
Stock-based compensation expense, net recorded in services and other costs of operations	1	1	3	4
(Income) loss from discontinued operations, net of tax	—	(46)	275	676
Adjusted Services and Other Gross Margin(b)(c)	$17	$31	$64	$82
(a)Includes contribution from discontinued operations through April 30, 2026.
(b)See discussion and our definitions of Adjusted Site Rental Gross Margin and Adjusted Services and Other Gross Margin in this "Non-GAAP Measures and Other Information."
(c)The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.
(d)Exclusive of depreciation, amortization and accretion shown separately.